Exhibit 10.45

Named Executive Officer Compensation Information – 2011 Salaries and Target Bonus Percentages

The table below provides information regarding the annual base salaries and target bonus percentages for the Company’s 2010 named executive officers currently employed by the Company for the 2011 performance period:

Named Executive Officer	2011 Annual Base Salary	2011 Target Bonus Percentage (1)
Ronald W. Barrett, PhD Chief Executive Officer	$458,522	90%
William G. Harris Senior Vice President of Finance and Chief Financial Officer	$351,405	40%
Vincent J. Angotti Senior Vice President, Chief Commercialization Officer	$405,863	40%

(1)	Represents a percentage of 2011 annual base salary pursuant to the terms and conditions of the XenoPort, Inc. Corporate Bonus Plan.